                                       Free Writing Prospectus
                                       Filed Pursuant to Rule 433
                                       Registration Statement No. 333-108839-02

FROM: [underwriter][personal identifying information redacted]
SENT: Wednesday, December 07, 2005 9:33 AM
TO: [potential investor][personal identifying information redacted]
SUBJECT: FW: pwr10 loan breakout

FROM: [underwriter][personal identifying information redacted]
SENT: Wednesday, December 07, 2005 9:24 AM
TO: [underwriter][personal identifying information redacted]; [underwriter]
[personal identifying information redacted]
CC: [underwriter][personal identifying information redacted]
SUBJECT: pwr10 loan breakout

[personal identifying information redacted].. here is the analysis that you
requested..all loans that support the AAA principal window. TK

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change. The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

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DESCRIPTION                              CURRENT AMOUNT  BALLOON PD  MATURITY                   NOTES
A1
Skamania Lodge                           37,300,000.00       57      09/01/10            Split b/w A1 and A2

A2
Quakertown Shopping Center                7,470,000.00       58      10/01/10
Embassy Crossing                         34,193,000.00       59      11/01/10
University Brook                         14,600,000.00       59      11/05/10
University Plaza                         16,984,900.00       59      11/05/10
University Glen                          13,415,100.00       59      11/05/10
McDermott Towne Crossing                  5,616,800.00       59      11/01/10
A-American Kona Self Storage              3,818,933.23       59      11/01/10
Pacheco Pass Phase I Shopping Center     14,400,000.00       60      12/01/10    May also contribute in part to AAB

A3
Renaissance Long Beach                   35,000,000.00       79      07/01/12    May also contribute in part to AAB
Renaissance Westchester                  30,000,000.00       79      07/01/12    May also contribute in part to AAB

AAB
Pearland Office Park                      2,542,093.85       81      09/01/12
E Bell Road                               2,695,451.21      101      05/01/14
Greenville Center                        27,411,707.89      101      05/01/14

A4
Winchester Square II                     15,450,000.00      109      01/01/15    May also contribute in part to AAB
College Square Mall                      39,526,130.37      109      01/01/15    May also contribute in part to AAB
Embassy Suites LAX                       22,765,584.70      113      05/01/15
Skylight Tower                           30,500,000.00      113      05/01/15
Valley River Inn                         12,690,000.00      113      05/01/15
220 Remington Boulevard                   5,961,716.90      114      06/01/15
Fletcher Heights Plaza - Peoria, AZ       3,974,960.71      114      06/01/15
Seattle University Plaza                 14,000,000.00      114      06/01/15
Chapanoke Square                          5,970,371.51      115      07/01/15
Park Meadow Estates                      11,700,000.00      115      07/01/15
Lemont Medical Office Building            7,719,688.46      115      07/05/15
World Market Center                      225,000,000.00     115      07/01/15
Northmont Plaza Shopping Center           6,800,000.00      116      08/01/15
701 East Trade Street Building            3,982,519.16      116      08/05/15
The Westin Copley Place                  105,000,000.00     117      09/01/15
Security Public Storage - Pinole          2,991,587.18      117      09/01/15
29 Research Way Associates                3,773,332.20      117      09/01/15
815 Nicollet Mall                         2,691,437.37      117      09/01/15
Tudor Storage                             3,089,904.52      117      09/01/15
4820 Adohr Lane Industrial                1,146,529.16      117      09/01/15
Santee Plaza II                           1,990,962.39      117      09/01/15
Price Chopper - Morrisville               4,784,621.08      117      09/01/15
Price Chopper - St. Johnsbury             4,625,133.69      117      09/01/15
Channingway Retail Center                 3,270,243.76      117      09/01/15
Shops at Burnt Mills                      7,500,000.00      117      09/01/15
State Street Commons Phase II            21,117,149.54      117      09/01/15
Two Silverlake Plaza                      9,371,805.95      117      09/01/15
Sierra West Business Park                 2,442,497.44      117      09/01/15
Federal Way Office Building               1,296,092.70      117      09/01/15
Security Public Storage - Vacaville       3,039,595.07      117      09/01/15
Top Heavy Industrial Building             6,379,827.87      117      09/01/15
Pelham Plaza                              1,996,100.67      118      10/01/15
Avon Corner Shops, Phase I                1,995,979.98      118      10/01/15
Desert Business Park                      4,240,851.36      118      10/01/15
Anderburg Lund Building                   4,315,590.97      118      10/05/15
Summerwood Park Apartments                9,000,000.00      118      10/05/15
River Point Shopping Center               2,744,915.22      118      10/05/15
Camino Real Mobile Estates                 957,746.84       118      10/01/15
Plaza Oaks Shopping Center                5,468,053.10      118      10/05/15
Rivers Bend Plaza                         2,195,491.17      118      10/01/15
Burbank Town Center                       5,887,083.11      118      10/05/15
Mission Hills Shopping Center             5,488,703.68      118      10/05/15
Marci's Furniture Building                2,045,521.38      118      10/01/15
1802 Santo Domingo Avenue Industrial      2,046,029.39      118      10/01/15
CVS-Mobile                                2,694,491.42      118      10/01/15
Mandarin Central                          7,184,859.39      118      10/01/15
Regions Bank Plaza                       28,000,000.00      118      10/01/15
Seville Commons Shopping Center          12,400,000.00      118      10/05/15
Sand Canyon Medical Office               13,000,000.00      118      10/01/15
Arapahoe Park East                       11,900,000.00      118      10/01/15
2034 Fillmore Street                      3,450,587.73      118      10/01/15
CVS-Glendale, AZ                          3,200,000.00      118      10/01/15
3030 Olcott Street                        1,297,277.93      118      10/01/15
Hawley Lane Mall                         21,903,743.60      118      10/05/15
1401 and 1405 West 178th Street           1,497,024.01      118      10/01/15
Tower Plaza                               3,093,889.67      118      10/01/15
Waterstone Plaza                         22,427,534.06      118      10/01/15
57th Street Village                       2,886,670.08      118      10/01/15
Blanco Gardens Office Building            3,691,933.66      118      10/01/15
Sonora Quest Laboratories Building       10,877,708.91      118      10/01/15
The Enclave at Kennedy Ridge              3,991,292.60      118      10/05/15
Apple Valley Business Center              1,595,169.53      118      10/01/15
The Promenade - AZ                       59,896,217.24      119      11/01/15
125 Greenwich Avenue                      2,996,697.75      119      11/01/15
Douglas Office Park                       2,822,166.11      119      11/01/15
Park Square Court Building                5,454,406.72      119      11/05/15
Mission Plaza                             1,148,408.33      119      11/01/15
Udolf Portfolio                           2,450,000.00      119      11/01/15
Bisonhead Shopping Center                 3,995,621.77      119      11/01/15
831 Latour Court                          3,600,000.00      119      11/01/15
Walgreens - Schererville                  4,445,229.17      119      11/01/15
Comstock-Crosser Office Building          1,198,703.74      119      11/01/15
Southhaven MHC                            4,700,000.00      119      11/01/15
Hemet Retail                              2,871,793.49      119      11/01/15
King's Crossing                           2,608,084.97      119      11/01/15
Dumbarton Square                          4,941,800.12      119      11/01/15
565 Sinclair Road                         3,194,674.41      119      11/01/15
Planet Self Storage - Old Colony          1,600,000.00      119      11/01/15
Stewart Plaza 450                         1,100,000.00      119      11/01/15

Lover's Lane Station                      9,800,000.00      119      11/01/15
Stewart Plaza 440                         4,950,000.00      119      11/01/15
Greentec IV                               9,950,000.00      119      11/01/15
Stewart Plaza 400                         3,880,000.00      119      11/01/15
The Family Center                        25,000,000.00      119      11/05/15
4510 Trail Boss Drive                     1,947,861.60      119      11/01/15
Sammamish Landing                         1,498,472.14      119      11/01/15
Golden Springs Bldg J-K                  25,427,317.67      119      11/01/15
Planet Self Storage - Quakertown          1,850,000.00      119      11/01/15
Hampton Inn - Springboro                  3,791,551.08      119      11/05/15
1001 Ross Avenue                         29,300,000.00      119      11/01/15
Holiday Inn Express - Bowling Green       2,644,107.99      119      11/05/15
Eastwood Square Shopping Center          11,981,167.39      119      11/05/15
Radisson Hotel Trevose                   11,981,998.98      119      11/01/15
Colony Plaza Shopping Center             11,987,086.17      119      11/05/15
Commerce Crossings Business Center       10,200,000.00      119      11/05/15
Valley Green MHC                         10,000,000.00      119      11/01/15
Holiday Inn Express - Wilmington          2,594,219.16      119      11/05/15
Holiday Inn Express - Troy                1,945,664.37      119      11/05/15
Shoppes at Harpeth Village                6,243,133.24      119      11/01/15
Wingate Street & Main Street              1,378,426.81      119      11/01/15
Pavilion Estates                          6,192,453.46      119      11/01/15
Greenway Park Plaza                      24,720,562.85      119      11/01/15
Planet Self Storage - Brookfield          2,150,000.00      119      11/01/15
Wachovia Outparcel                        1,463,426.41      119      11/05/15
Sandwich Commons                          5,992,810.68      119      11/01/15
Sully Place Shopping Center              51,000,000.00      119      11/05/15
Access Self Storage - Bernardsville       6,190,061.85      119      11/05/15
4890 Geneva Street                        1,248,687.47      119      11/01/15
Towncentre-Balfour                        7,990,908.95      119      11/01/15
Alameda Street Industrial                 7,991,144.25      119      11/01/15
2050 Martin Avenue                        7,641,798.46      119      11/01/15
Temple Terrace Shoppes                    8,000,000.00      119      11/01/15
3850 Royal Avenue                         7,000,000.00      119      11/01/15
The Plaza at Windward Phase III          13,985,576.18      119      11/05/15

AM AND AJ (BOTH ARE 1 WINDOW BONDS)
Rushville Plaza                           2,175,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Oak Park Mall                            275,700,000.00     120      12/01/15     May only partially contribute to AM and/or AJ
Planet Self Storage - Lindenwold          2,050,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Smart & Final Hemet                       2,450,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Milford Parkway Retail                    2,500,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Petco Hemet                               1,650,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
West Place Two Retail Center              1,550,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Promontory Corporate Plaza                1,950,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
459 Smith Street                          6,500,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
PRA Building                             19,400,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Cheyenne Plaza Shopping Center            6,250,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Centre of Lovejoy                         6,000,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
The Shops at England Run                  6,100,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Epps Village                             11,500,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Hayden Island                            15,060,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Tennant Station                          15,000,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Riverwoods I, II and III                 14,180,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Galloway Village Square                   8,000,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Union Park I                              8,000,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Hamilton Plaza Shopping Center            8,400,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Eastgate Village                          8,285,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Woodlake Boulevard Plaza                  4,400,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Petsmart - Germantown                     4,125,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Winslow Plaza Shopping Center             5,000,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Stevenson Station                         5,000,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Oasis Net Leased Portfolio               120,000,000.00     120      12/05/15     May only partially contribute to AM and/or AJ
Crowfield Village Center                  3,800,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Falling Creek Plaza                       4,000,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Cascade MHP                               5,525,000.00      120      12/01/15     May only partially contribute to AM and/or AJ
Stop & Stor - Flatlands                   5,200,000.00      120      12/05/15     May only partially contribute to AM and/or AJ
Crocker Park                             100,000,000.00     120      12/05/15     May only partially contribute to AM and/or AJ
Crossroads Plaza - NY                     5,100,000.00      120      12/01/15     May only partially contribute to AM and/or AJ

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